PRESS RELEASE
                            FOR RELEASE JUNE 29, 2006

                          For More Information Contact
                                  David Meadows
                                 (410) 248-1121
                          Baltimore County Savings Bank

                               BCSB BANKCORP, INC.
                           REPORTS CHECK KITING LOSSES

BCSB Bankcorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, announced that it has been victimized by a check kiting scheme perpetrated by one of its commercial deposit customers. BCSB estimates that the after-tax loss relating to this check kiting scheme to be approximately $6.9 million ($1.18 per basic and diluted earnings per share) which it will recognize in its current fiscal quarter ending June 30, 2006.

The Company is aggressively pursuing collection of the check kiting loss from the customer, and there is also the possible recovery from insurance policies. The customer has filed for bankruptcy, and the recovery process is expected to require an extended period of time to resolve. Notwithstanding this loss, the Bank will continue to satisfy all regulatory capital requirements and will be "well capitalized" under applicable government regulations.

BCSB Bankcorp, Inc. is the holding company of Baltimore County Savings Bank, FSB which was founded in 1955. The Bank currently operates eighteen offices throughout the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing and local or national economic factors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.